Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2015 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Net investment income of $0.38 per share increased 25% year over year

Chicago, IL—November 6, 2015—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter ended September 30, 2015.

THIRD QUARTER FINANCIAL HIGHLIGHTS

•	Net investment income of $3.6 million, or $0.38 per share—an increase of 25% year-over-year, and $0.04 above the $0.34 distribution.
•	Originations were $31.9 million in the quarter compared to $25.4 million in the previous quarter.
•	The weighted average yield of the loan portfolio increased to 11.82%—up 32 basis points from the previous quarter.
•	The weighted average interest rate on the SBA debentures as of September 30, 2015 was 3.18%—100% of debt is fixed rate through SBIC financing with the first maturity in 2022.
•	Non-accruals represented less than 1% of fair value of total assets, and OFS had no investments in the oil and gas sector.
•	OFS Capital’s Board of Directors declared a distribution of $0.34 per share for the fourth quarter of 2015, payable on December 31, 2015 to shareholders of record as of December 17, 2015.

“Our direct origination capabilities combined with very attractive long-term financing through the SBIC program has led to continued growth in our earnings,” said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “We believe that we are well positioned to continue to originate quality loans and maintain our dividend given the $42 million in cash we had at quarter-end, the ability to monetize our remaining portfolio of lower-yielding loans, and the significant capacity to borrow additional capital. Since 100% of our financing is fixed rate and long-term and the majority of our loan assets are floating rate, we believe that OFS Capital is well positioned for a rising interest rate environment. Considering that our external manager owns more than 30% of outstanding shares, its interests are aligned with those of our shareholders to protect shareholder capital while maximizing returns.”

HIGHLIGHTS

($ in millions, except for per share data)

Portfolio Overview	As of September 30, 2015
Total assets	$296.5
Investment portfolio, at fair value	$247.2
Net assets	$140.1
Net asset value per share	$14.46
Weighted average yield on debt investments (at fair value)	11.82%

	Quarter ended September 30,
Operating Results	2015	2014
Total investment income	$7.7	$6.2
Net investment income	$3.6	$2.9
Net investment income per common share, basic and diluted	$0.38	$0.30
Net increase in net assets resulting from operations	$1.4	$3.8

	Quarter ended September 30,
Portfolio Activity	2015	2014
Number of new investments	6	6
Investments in new portfolio companies	$5.0	$54.7
Investments in existing portfolio companies	$26.9	$12.8
Number of portfolio companies at end of period	39	57

PORTFOLIO AND INVESTMENT ACTIVITIES

During the third quarter of 2015, OFS Capital closed new investments in six portfolio companies totaling approximately $31.9 million. Specifically, OFS SBIC I, LP (“SBIC I LP”), our wholly owned subsidiary, made new investments with four existing portfolio companies totaling $26.9 million, consisting of $14.9 million of senior secured debt investments and $12.0 million of subordinated debt investments. In addition, OFS Capital made two new senior secured debt investments of $5.0 million during the third quarter of 2015.

The total fair value of OFS Capital’s investment portfolio was approximately $247.2 million at September 30, 2015, which was equal to 100.0% of cost. The portfolio consisted of outstanding loans to 38 portfolio companies, totaling approximately $230.1 million in aggregate principal amount (with aggregate fair value of $222.6 million) as of September 30, 2015 (including SBIC I LP’s $191.8 million in loans to 25 portfolio companies with an aggregate fair value of $189.0 million). At September 30, 2015, SBIC I LP also held equity investments with an aggregate fair value of $24.6 million. Of this $24.6 million, $23.2 million was invested in 15 portfolio companies in which SBIC I LP also held debt investments and $1.4 million was invested in one portfolio company in which SBIC I LP solely held an equity investment.

As of September 30, 2015, floating rate loans comprised 56% of OFS Capital’s debt investment portfolio, with the remaining 44% in fixed rate loans, as a percentage of fair value. As of September 30, 2015, 61% of OFS Capital’s investment portfolio at fair value was comprised of senior secured loans, 29% of subordinated loans, and 10% of equity investments. The weighted average yield on debt investments was 11.82% at September 30, 2015. OFS Capital had unfunded commitments of $4.6 million in four portfolio companies at quarter’s end.

RESULTS OF OPERATIONS

Investment income

Total investment income increased by approximately $1.5 million, or 24%, for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014. The $1.5 million increase in total investment income was due to an increase in interest, dividend, and fee income. The increase in interest income was primarily attributable to a significant increase in debt investments originated by SBIC I LP (“SBIC I LP Investments”) since September 30, 2014, which typically have a higher yield than the debt investments held by OFS Capital WM, LLC (“OFS Capital WM”), our wholly owned subsidiary (“OFS Capital WM Investments”). The increase in dividend income was primarily attributable to an increase in recognized dividend income contractually earned but not declared on certain of our preferred equity investments held by SBIC I LP during the three months ended September 30, 2015. The increase in fee income was attributable to an increase in fee income recognized by SBIC I LP in connection with certain of its debt investments. The increase in total investment income from SBIC I LP Investments was offset by a decrease in interest income from OFS Capital WM Investments due to a decrease in OFS Capital WM Investments since the quarter ended September 30, 2014, including our sale of a significant portion of the OFS Capital WM Investments to Madison Capital Funding LLC on May 28, 2015 (the “WM Asset Sale”).

Interest Income:

For the three months ended September 30, 2015, we generated total interest income from non-control/non-affiliate investments of approximately $5.4 million, of which approximately $4.9 million was generated by SBIC I LP Investments and approximately $0.5 million by OFS Capital WM Investments. For the three months ended September 30, 2014, interest income from non-control/non-affiliate investments was approximately $4.4 million, of which approximately $1.7 million was generated by SBIC I LP Investments and $2.7 million by OFS Capital WM Investments. The increase in interest income from non-control/non-affiliate investments generated by SBIC I LP Investments of approximately $3.2 million was attributable to an increase in debt investments originated by SBIC I LP since the quarter ended September 30, 2014. The decrease in interest income from non-control/non-affiliate investments generated by OFS Capital WM Investments of approximately $2.2 million was primarily due to the decrease in OFS Capital WM Investments since the quarter ended September 30, 2014.

SBIC I LP holds all of our affiliate investments. For the three months ended September 30, 2015 and 2014, SBIC I LP generated total interest income from affiliate investments of approximately $1.3 million and $0.9 million, respectively. The increase in total interest income from affiliate investments of approximately $0.4 million was primarily due to an increase in debt investments originated by SBIC I LP since the quarter ended September 30, 2014.

SBIC I LP held our only control investment in Tangible Software, Inc. (“Tangible”) until December 17, 2014, when the Tangible investment was restructured. The post-restructured debt investment was categorized as an affiliate investment. For the three months ended September 30, 2014, SBIC I LP generated total interest income from its control investment in the amount of approximately $0.3 million.

Dividend Income:

During the three months ended September 30, 2015 and 2014, SBIC I LP generated dividend income of approximately $0.6 million and $0.3 million, respectively. The increase of approximately $0.3 million was primarily due to an increase in recognized dividend income contractually earned but not declared on certain of our preferred equity investments held by SBIC I LP during the three months ended September 30, 2015.

Fee Income:

During the three months ended September 30, 2015 and 2014, SBIC I LP generated fee income of approximately $0.4 million and $0.3 million, respectively. The increase of approximately $0.1 million was primarily due to an increase in fee income recognized by SBIC I LP in connection with certain of its debt investments.

Total expenses

Total expenses increased by approximately $0.8 million, or 23%, for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014.

Interest expense increased by approximately $0.1 million for the three months ended September 30, 2015, compared to the three months ended September 30, 2014, due to an increase of approximately $0.9 million in interest expense incurred on our SBA debentures, which increased substantially at September 30, 2015 compared with the debenture balance at September 30, 2014, offset by a 2015 decrease of approximately $0.8 million in interest expense on OFS Capital WM’s credit facility (the “WM Credit Facility”), due to termination of the facility on May 28, 2015.

Amortization and write-off of deferred financing closing costs decreased by approximately $0.1 million for the three months ended September 30, 2015, compared to the three months ended September 30, 2014. We amortized approximately $0.1 million of deferred financing closing costs in connection with our SBA debentures for the three months ended September 30, 2015, and approximately $0.2 million of deferred financing closing costs primarily in connection with the WM Credit Facility for the three months ended September 30, 2014.

Management fee expense totaled approximately $1.1 million and $0.5 million for the three months ended September 30, 2015 and 2014, respectively. The increase of approximately $0.6 million was due to an increase of approximately $0.8 million of base management fee expense we incurred to OFS Advisor offset by a decrease of approximately $0.2 million of loan management fee charged by Madison Capital Management, LLC (“MCF”). The increase in the base management fee expense we incurred to OFS Advisor was primarily due to the reset of our base management fee to 0.4375% per quarter effective January 1, 2015 as compared with 0.145833% effective April 1, 2014. The decrease in the loan management fee charged by MCF was due to the elimination of the loan management fee as a result of the termination of OFS Capital WM’s Loan and Security Agreement with Wells Fargo Securities, LLC and MCF on May 28, 2015.

Incentive fee expense totaled approximately $0.9 million and $0.7 million for the three months ended September 30, 2015 and 2014, respectively. The increase of approximately $0.2 million was a result of an increase in our pre-incentive fee net investment income for the quarter ended September 30, 2015, as compared with the quarter ended September 30, 2014.

Net realized and unrealized gain (loss) on investments

For the three months ended September 30, 2015, we recorded net realized gain on non-control/non affiliate investments of approximately $0.3 million, primarily related to the sale of an equity investment.

For the three months ended September 30, 2015, we recorded net change in unrealized appreciation/depreciation on non-control/non-affiliate investments of approximately $(2.1) million, consisting of approximately $(1.7) million on debt investments held by SBIC I LP, and $(0.4) million on debt investments held by OFS Capital WM (primarily attributable to one of its non-accrual loans which existed at December 31, 2014 and September 30, 2015 and subsequently settled in October 2015). In addition, for the three months ended September 30, 2015, we recorded net change in unrealized appreciation/depreciation on affiliate investments of approximately $(0.3) million on debt and equity investments held by SBIC I LP.

For the three months ended September 30, 2014, we recorded approximately $0.4 million of net change in unrealized depreciation on non-control/non-affiliate investments, consisting of approximately $0.5 million of net change in unrealized depreciation on non-control/non-affiliate investments held by OFS Capital WM, and approximately $(0.1) million of net change in unrealized depreciation on non-control/non-affiliate investments held by SBIC I LP. In addition, for the three months ended September 30, 2014, we recorded approximately $1.0 million of net change in unrealized appreciation on affiliate investments held by SBIC I LP, as well as approximately $(0.5) million of net change in unrealized depreciation on a control investment held by SBIC I LP (Tangible).

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2015 and December 31, 2014, we had cash and cash equivalents of $41.5 million and $12.4 million, respectively. During the nine months ended September 30, 2015, we had net cash provided by operating activities of $89.1 million, primarily due to cash collections of $97.7 million from sale of our portfolio investments, including $7.2 million of cash collection from an investment we sold in December 2014, $67.3 million from the WM Asset Sale, and $4.4 million from the sale or redemption of our equity interests in four portfolio companies, $61.9 million of cash we received from principal payments on our portfolio investments, as well as our $12.1 million net increase in net assets resulting from operations. These cash receipts were offset by $78.6 million of cash we used to purchase portfolio investments.

Net cash used in financing activities was $(60.0) million for the nine months ended September 30, 2015, primarily attributable to $22.6 million of draws from our SBA debentures (net of the fees), offset by the $72.6 million of net repayments on the WM Credit Facility which was paid in full and retired on May 28, 2015 and $9.4 million of cash we paid in dividends and distributions.

We intend to generate additional cash flows from our operations, future offerings of securities, and future borrowings. Our primary uses of funds are investments in debt and equity investments, interest payments on indebtedness, payment of other expenses, and cash distributions to our shareholders.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, November 6, 2015 at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on the Company’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 16, 2015 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID # 10075434.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the quarter ended September 30, 2015, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(Dollar amounts in thousands, except per share data)

	September 30,	December 31,
	2015	2014
Assets
Investments, at fair value
Non-control/non-affiliate investments (cost of $192,464 and $258,004, respectively)	$188,884	$254,666
Affiliate investments (cost of $54,843 and $55,569, respectively)	58,336	57,568
Total investments at fair value	247,220	312,234
Cash and cash equivalents	41,508	12,447
Interest receivable	602	676
Receivable from investment sold	-	7,223
Prepaid expenses and other assets	378	556
Intangible asset, net of accumulated amortization of $356 and $209, respectively	2,144	2,291
Goodwill	1,077	1,077
Deferred financing closing costs, net of accumulated amortization of $315 and $2,540, respectively	3,525	4,972
Total assets	$296,454	$341,476

Liabilities
Accrued professional fees	$433	$462
Interest payable	348	1,315
Management and incentive fees payable	2,028	1,229
Administration fee payable	281	273
Payable for investment purchased	2,970	-
Other payables	184	247
Deferred loan fee revenue	211	572
SBA debentures payable	149,880	127,295
Revolving line of credit	-	72,612
Total liabilities	156,335	204,005

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized,
0 shares issued and outstanding as of September 30, 2015 and December 31, 2014	-	-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,690,129 and 9,650,834
shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	97	97
Paid-in capital in excess of par	143,830	143,381
Distributions in excess of net investment income	(8,276)	(7,844)
Accumulated net realized gain (loss)	3,466	(844)
Net unrealized appreciation on investments	1,002	2,681
Total net assets	140,119	137,471

Total liabilities and net assets	$296,454	$341,476

Number of shares outstanding	9,690,129	9,650,834
Net asset value per share	$14.46	$14.24

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(Dollar amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Six months Jun 30
	2015	2014	2015	2014	2015

Investment income
Interest income
Non-control/non-affiliate investments	$5,387	$4,420	$17,319	$11,730	$11,932
Affiliate investments	1,308	896	4,062	2,515	2,754
Control investment	-	277	-	843	-
Total interest income	6,695	5,593	21,381	15,088	14,686
Dividend income
Non-control/non-affiliate investments	185	-	333	-	148
Affiliate investments	406	335	1,016	394	610
Total dividend income	591	335	1,349	394	758
Fee income
Non-control/non-affiliate investments	310	205	448	213	138
Affiliate investments	92	89	213	147	121
Control investment	-	(25)	-	25	-
Total fee income	402	269	661	385	259

Total investment income	7,688	6,197	23,391	15,867	15,703

Expenses
Interest expense	1,089	1,001	3,642	2,989	2,553
Amortization and write-off of deferred financing closing costs	96	167	2,004	469	1,908
Amortization of intangible asset	48	49	146	161	98
Management fees	1,120	543	4,101	2,341	2,981
Incentive fee	908	723	1,514	723	606
Professional fees	262	382	857	1,112	595
Administration fee	281	212	1,148	972	867
General and administrative expenses	254	227	848	708	594

Total expenses	4,058	3,304	14,260	9,475	10,202

Net investment income	3,630	2,893	9,131	6,392	5,501

Net realized and unrealized gain (loss) on investments
Net realized gain on non-control/non-affiliate investments	254	17	3,132	17	2,878
Net realized gain on affiliate investments	-	-	1,471	28	1,471
Net change in unrealized appreciation/depreciation on
non-control/non-affiliate investments	(2,115)	427	(3,173)	106	(1,058)
Net change in unrealized appreciation/depreciation on affiliate investments	(348)	964	1,494	1,591	1,842
Net change in unrealized depreciation on control investment	-	(466)	-	(1,691)	-

Net realized and unrealized gain (loss) on investments	(2,209)	942	2,924	51	5,133

Net increase in net assets resulting from operations	$1,421	$3,835	$12,055	$6,443	$10,634

Net investment income per common share - basic and diluted	$0.38	$0.30	$0.94	$0.66	$0.57
Net increase in net assets resulting from operations
per common share - basic and diluted	$0.15	$0.40	$1.25	$0.67	$1.10
Dividends and distributions declared per common share	$0.34	$0.34	$1.02	$1.02	$0.68
Basic and diluted weighted average shares outstanding	9,675,930	9,635,943	9,663,418	9,633,214	9,657,058

ABOUT OFS CAPITAL

OFS Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately-held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other minority equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

INVESTOR RELATIONS CONTACT:

Steve Altebrando

646-783-8473

saltebrando@ofsmanagement.com